AMENDMENT TO
MUTUAL FUND SERVICES AGREEMENT

FOR FUND ADMINISTRATION, FUND ACCOUNTING AND

COMPLIANCE SUPPORT SERVICES

This AMENDMENT to the MUTUAL FUND SERVICES AGREEMENT (“Amendment”) dated as of June 1, 2018, is by and between Spirit of America Investment Fund, Inc. (the “Company”) and Ultimus Asset Services, LLC (“UAS”).

WITNESSETH:

WHEREAS, the Company and UAS, formerly Huntington Asset Services, Inc. (“HASI”) are parties to a certain Mutual Fund Services Agreement dated September 1, 2012, as amended June 1, 2016 (such agreement, together with all exhibits, schedules, amendments, modifications, restatements, or other supplements thereto, and any other documents executed or delivered in connection therewith, the “Agreement”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree to the following:

1.	Section 6(d) “Fees: Expenses: Expense Reimbursement” to the Agreement is hereby amended to include the following sentence:

(d) In addition, the Company will also reimburse UAS for the actual third-party data costs and data services required to complete Forms N-PORT and N-CEN or to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act.

2.	Exhibit C “General Description of Fund Administration Services” to the Agreement is hereby amended to revise the third and fourth bullet points of fund administration services provided by UAS on behalf of the Funds listed on Exhibit A to the Agreement as follows:

I.	Financial and Tax Reporting (revisions to 3rd and 4th bullet points only)
•	Compile data for and prepare, with respect to the Funds, timely notices to the SEC required pursuant to Rules 24f-2 under the 1940 Act, Forms N-CEN and N-CSR.
•	Compile data for and prepare, with respect to the Funds, Form N-PORT required pursuant to the 1940 Act.

3.	Exhibit E, “Amended Fund Accounting and Fund Administration Fee Schedule” to the Agreement, as amended by the Parties on June 1, 2016, is hereby amended to add the following fees related to the preparation and filing of Forms N-CEN and N-PORT:

V.	Fees Related to Forms N-CEN and N-PORT

The Company agrees to pay UAS a one-time implementation fee of $3,000 per Fund and an annual fee per Fund (based on the schedule below), for preparing Forms N-CEN and N-PORT and to meet the requirements of Rule 30b1-9 under the 1940 Act. The implementation fee shall be paid in two equal installments with the first payment due 60 days prior to the Funds’ fiscal year end and the second payment due June 1, 2019.

	Number of Securities	Annual Fee
Equity Funds*
Fixed Income Funds

*	Equity Fund is defined by any fund whose portfolio holds 25% or less in fixed income securities over the previous three-month period.

Beginning on June 1, 2018, the Company agrees to pay UAS for any out-of-pocket expenses related to the preparation and filing of Form N-CEN and to meet the requirements of Rule 30a-1 under the 1940 Act.

4.	Except as set forth is this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

IN WITNESS WHEREOF, this Amendment has been executed as of the date set forth above by a duly authorized officer of each party.

ULTIMUS ASSET SERVICES, LLC
(f/k/a Huntington Asset Services, Inc.)

By:	/s/ Gary Tenkman
Name:	Gary Tenkman
Title:	Managing Director and COO

SPIRIT OF AMERICA INVESTMENT FUND, INC.

By:	/s/ Alan P. Chodosh
Name:	Alan P. Chodosh
Title:	Treasurer and Secretary